Exhibit 99.2
August 9, 2011
Dear Shareholders,
During the second quarter of 2011, we continued to implement our strategy — amortizing the credit swap portfolio, controlling our operating expenses and targeting the return of capital to shareholders:
•	At quarter-end, the notional principal of Primus Financial’s credit swap portfolio stood at $9.3 billion, compared with $14.1 billion at the end of the second quarter 2010. As a result, premium income for the second quarter of 2011 was $10.2 million, a decline from $15.3 million for the second quarter of 2010.
•	Operating expenses for continuing operations were $3.3 million for the second quarter of 2011, compared with $8.5 million for the second quarter of 2010. The decline in expenses was primarily the result of the reduction in the scope of our activities and a fall in employee numbers. The number of employees engaged in our continuing operations was 12 at the end of the second quarter 2011, compared with 34 at the end of the same period in 2010.
•	Credit mitigation costs for the credit swap portfolio in the second quarter of 2011 were $4.7 million, compared with $10.0 million in the second quarter last year. These costs in the second quarter of 2011 related to the actions we took to reduce Primus Financial’s exposure to a mortgage insurer.
During the second quarter, we also posted the details of Primus Financial’s credit swap portfolio on the company’s Web site in order to enhance visibility into its risk profile and exposure.
Our Economic Results, which exclude changes in the mark-to-market value of Primus Financial’s credit swap portfolio, were $5.4 million, or $0.14 per diluted share. This compares with Economic Results of $6.8 million, or $0.18 per diluted share, for the same period in 2010.
Interest income for the second quarter of 2011 was $2.6 million, compared with $3.5 million for the second quarter of 2010. The decline in interest income is attributable in part to the reduction in the size of our consolidated investment portfolio over the course of the past year, as we spent cash to buy back our debt and equity securities and to mitigate certain credit risks in the credit swap portfolio. In addition, the average return on our consolidated investment portfolio has declined, reflecting the decline in available short-term investment grade yields in the past year.
Interest expense and distributions on preferred securities totaled $2.2 million for the second quarter of 2011, compared with $2.5 million for the second quarter of 2010. Primus Guaranty and Primus Financial have been repurchasing their debt and preferred securities over the last three years, which has helped reduce our interest expense and preferred securities distributions. At June 30, 2011, our consolidated debt and preferred securities outstanding totaled $293 million, a reduction of $132 million since the repurchase program began in 2008.

Net income from discontinued operations was $2.8 million in the second quarter of 2011, which primarily reflects the income from our discontinued CLO business.
Our Economic Results book value per share, which excludes the mark-to-market value of Primus Financial’s credit swap portfolio, was $7.76 at June 30, 2011. Our Economic Results book value per share reflects a reduction of approximately 3.5 percent in the number of shares issued and outstanding on a year-over-year basis. This is largely a result of our common share repurchase program. During the second quarter of 2011, we repurchased approximately 800,000 common shares. Since the inception of the repurchase program in 2008 through June 30, 2011, we have repurchased approximately 11.2 million common shares.
Our GAAP net income was $61.1 million, or $1.62 per diluted share, for the second quarter of 2011. This compares with a GAAP loss of $188.4 million, or $4.84 per diluted share, for the same period last year. In the second quarter of 2011, we saw a reduction in average market credit swap premium levels, which, together with the decline in the remaining tenor and size of Primus Financial’s credit swap portfolio, combined to produce unrealized mark-to-market gains in the credit swap portfolio of $57.5 million. In the second quarter of 2010, average market credit swap premiums increased, which generated unrealized mark-to-market losses on the credit swap portfolio of $194.8 million.
We will continue to implement our strategy and thank you for your support.
Sincerely,

/s/ Richard Claiden Richard Claiden
Chief Executive Officer

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